Press Release                        Source: Chembio Diagnostic, Inc

Chembio Submits Veterinary Tuberculosis Test To USDA

Thursday March 10, 9:30 am ET
Initial Product Targeting Pharmaceutical Research Operations

MEDFORD, N.Y.--(BUSINESS WIRE)--March 10, 2005--Chembio Diagnostics, Inc. (OTCBB:CEMI - News) today announced that it submitted the Company's first application to the U.S. Department of Agriculture ("USDA") for Prima TB Stat Pak, a rapid test to detect tuberculosis (TB) in non-human primates (NHPs).

Chembio will manufacture and market the product as it has previously announced pursuant to its exclusive license agreement with Sequella Corporation. The test will be directly marketed by Chembio to a targeted group of pharmaceutical research operations. Chembio believes that this product will address a need that these operations have for a more cost-effective and reliable means of TB testing. It is estimated that several hundred thousand NHPs are actively used in biomedical research in the US and Europe, but an increasing number of public health crises have led to a shortage of NHPs and a corresponding increase in their cost. TB can devastate colonies of NHPs, has a high fatality rate, and is easily transmitted to humans. Current diagnostic methods are extremely difficult to administer, costly and unreliable. The many false positive readings often result in euthanizing these expensive NHPs unnecessarily.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and BSE (a.k.a. Mad Cow Disease). References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

Contact: CEOcast, Inc. for Chembio Diagnostics: Ed Lewis, 212-732-4300 x225